Exhibit 99.1

Liberty Global to Present at the Deutsche Bank
26th Annual Media & Telecom Conference

Denver, Colorado - February 28, 2018:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Deutsche Bank 26th Annual Media & Telecom Conference on Monday, March 5, 2018 at 10:55 a.m. EST at The Breakers Hotel in Palm Beach, Florida. Liberty Global may make observations concerning its performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect over 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 6 million mobile subscribers and offer WiFi service through 10 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant content investments in ITV, All3Media, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:

Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428

John Rea	+1 303 220 4238	Julia Hart	+31 20 778 3345

Stefan Halters	+1 303 784 4528

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